(Exhibit 11)

                          INTERNATIONAL PAPER COMPANY

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                  (Unaudited)
                    (In millions, except per-share amounts)

                                              Three Months     Nine Months
                                                 Ended           Ended
                                              September 30,   September 30,
                                              -------------   -------------
                                               1994    1993    1994    1993
                                              -----   -----   -----   -----
Net earnings                                  $ 109   $  48   $ 268   $ 189
Debenture interest savings, net of taxes,
  assuming conversion of convertible
  subordinated debentures                         1       *       5       *
                                              -----   -----   -----   -----
Primary and fully diluted net earnings        $ 110   $  48   $ 273   $ 189
                                              =====   =====   =====   =====
Earnings per common share                     $ .87   $ .39   $2.15   $1.53
                                              =====   =====   =====   =====
Primary earnings per share                    $ .86   $ .39   $2.14   $1.53
                                              =====   =====   =====   =====
Fully diluted earnings per share              $ .86   $ .39   $2.13   $1.53
                                              =====   =====   =====   =====
PRIMARY SHARES
Average shares outstanding                    124.8   123.4   124.6   123.1
Shares assumed to be repurchased using
  long-term incentive plan deferred
  compensation at average market price          (.2)    (.3)    (.3)    (.3)
Shares assumed to be issued upon exercise of
  stock options, net of treasury buyback at
  average market price                           .6      .3      .5      .4
Shares assumed to be issued upon conversion
  of convertible subordinated debentures        2.9       *     2.9       *
                                              -----   -----   -----   -----
Primary shares                                128.1   123.4   127.7   123.2
                                              =====   =====   =====   =====
FULLY DILUTED SHARES
Average shares outstanding                    124.8   123.4   124.6   123.1
Shares assumed to be repurchased using
  long-term incentive plan deferred
  compensation at period-end market price
  (if higher than average market price)         (.2)    (.3)    (.2)    (.3)
Shares assumed to be issued upon exercise of
  stock options, net of treasury buyback at
  period-end market price (if higher than
  average market price)                          .8      .3      .8      .4

Shares assumed to be issued upon conversion
  of convertible subordinated debentures        2.9       *     2.9       *
                                              -----   -----   -----   -----
Fully diluted shares                          128.3   123.4   128.1   123.2
                                              =====   =====   =====   =====

Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.

*  Convertible subordinated debentures were antidilutive.